STANDSTILL AGREEMENT

This Agreement is entered into as of December 22, 2023 (this “Agreement” (including the exhibits hereto), by and among Saba Capital Management, L.P. (“Saba”), ClearBridge MLP and Midstream Fund Inc., a Maryland corporation (“CEM”), ClearBridge MLP and Midstream Total Return Fund Inc., a Maryland corporation (“CTR”), ClearBridge Energy Midstream Opportunity Fund Inc., a Maryland corporation (“EMO”, and together with CEM and CTR, each a “Fund” and collectively, the “Funds”),                 Franklin Templeton Fund Adviser, LLC (f/k/a Legg Mason Partners Fund Advisor, LLC), a Delaware limited liability company (the “Adviser”) and ClearBridge Investments, LLC (the “Sub-Adviser). Saba, the Funds,     and the Adviser are here forth known as the “Parties” and each individually as a “Party”).

WHEREAS, each Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser serves as each Fund’s adviser pursuant to an investment advisory agreement between each Fund and the Adviser;

WHEREAS, the Sub-Adviser serves as each Fund’s sub-adviser pursuant to a subadvisory agreement between the Adviser and the Sub-Adviser on behalf of each Fund; and

WHEREAS, as of the close of business on December 8, 2023, Saba may be deemed to be the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, in the aggregate, (a) 3,007,117 shares of common stock of EMO (the “EMO Common Shares”); (b) 2,189,802 shares of common stock of CEM (the “CEM Common Shares”) and (c) 1,124,306 shares of common stock of CTR (the “CTR Common Shares”), each of which includes Common Shares held by one or more private funds and accounts managed by Saba (the “Saba Private Funds”) and one or more public funds registered under the 1940 Act managed by Saba (the “Saba RICs”). For the avoidance of doubt, the Saba RICs are not a party to, are not restricted by and are not governed by, the terms of this Agreement and nothing in this Agreement shall restrict Saba from acting on behalf of the Saba RICs in accordance with its duties as advisor to the RICs.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Tender Offer by each Fund

1.1  On the basis of the representations, warranties and agreements set forth herein and subject to performance by each party of its respective covenants and other obligations hereunder and the other conditions set forth herein:

(a)  Each Fund shall commence a tender offer to purchase for cash 50% (the “Maximum Amount”) of its outstanding Common Shares (each, respectively, a “Tender Offer”). Each Tender Offer shall include the following terms: (i) all shareholders shall have the opportunity to tender some or all of their Common Shares at a price equal to 100% of the applicable Fund’s net asset value per share (“NAV”) as determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the next trading day after the expiration date of the applicable Tender Offer or, if a Tender Offer is extended, on the next trading day after the day to which such Tender Offer is extended, (ii) the applicable Fund shall purchase its Common Shares tendered and not withdrawn on a prorated basis up to the Maximum Amount if greater than the Maximum Amount of its Common Shares are properly tendered and not properly withdrawn, (iii) the consideration to be paid by the applicable Fund for Common Shares purchased under its Tender Offer shall consist solely of cash and (iv) if less than the Maximum Amount of Common Shares have been properly tendered and not withdrawn, then the Fund shall only be obligated to purchase such amount of Common Shares actually tendered. Notwithstanding anything contained in this Agreement to the contrary (1) in no event shall any Tender Offer expire or close prior to June 11, 2024 nor be held open after June 21, 2024 and (2) each Fund shall pay for any of its Common Shares tendered in such Tender Offer by June 30, 2024.

(b)  Each Tender Offer shall not provide for preferential treatment for any shareholders of each Fund.

(c)  Each Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 shares or more.

(d)  Although each Fund has committed to conduct a Tender Offer under the circumstances set forth above, a Fund will not commence a Tender Offer or accept tenders of its respective Common Shares during any period when (i) such transactions, if consummated, would, upon advice of counsel and determined by the Fund and counsel in good faith, result in the delisting of the Fund’s shares from the NYSE ; or (ii) there is any (A) legal or regulatory action or proceeding instituted or threatened challenging such transaction (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State. In the event of a delay or a determination not to conduct the tenders pursuant to this Section 1.1(d), each pursuant to any of clauses (i) or (ii) above, the impacted Fund will provide prompt written notice to Saba of any such determination not to conduct or any such determination to delay such Tender Offer pursuant to this Section 1.1(d), in each case, together with a detailed analysis of the reason for such delay and reasonable support for such determination. In the event of a delay pursuant to either of clauses (i) or (ii) above, the impacted Fund will commence a Tender Offer as soon as practicable and not later than 20 days after the termination of such delaying event.

(e)  Other than in connection with regularly scheduled distributions under a dividend reinvestment plan, each Fund shall not issue any Common Shares or any securities exchangeable or convertible into its Common Shares prior to the payment of the Tender Offer proceeds.

1.2  Saba agrees to: (i) tender, or cause to be tendered, all of the Common Shares of EMO, CEM and CTR of which Saba or its Affiliates or a Saba Entity is the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) in the Tender Offer, including, but not limited to, all of the Common Shares of each Fund then owned by Saba and the Saba Private

Funds, including any Affiliates, as that term is defined in Section 2.1, in the Tender Offers and (ii) refrain (and cause the Saba Private Funds or any other Saba Entity to refrain) from purchasing additional shares of each Fund prior to the conclusion of each such Fund’s Tender Offer.

1.3  Saba covenants and agrees that, in connection with the 2024 Annual Meeting of Shareholders of each Fund (the “Annual Meetings”), Saba will, as applicable, withdraw any director nominations it previously submitted and all other shareholder proposals it submitted and will not solicit against, contest, or otherwise oppose any nominations for the board of directors, put forth by the respective board of directors of each Fund at their respective Annual Meetings.

Section 2. Additional Agreements

2.1  Saba covenants and agrees that during the period from the date of this Agreement through the date that is, with respect to the applicable Fund, the earlier of (a) the day following the completion of the respective Fund’s 2025 Annual Meeting of Shareholders; (b) such date that the respective Fund determines not to conduct the Tender Offer pursuant to Section 1.1(d) (which date shall not include a determination to delay the Tender Offer pursuant to the last sentence of Section 1.1(d) and provided that the board of directors of the respective Fund shall provide, within one (1) calendar day, written notice to Saba of any such determination not to conduct or delay its Tender Offer); and (c) the date that is 60 days prior to the last date that a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act or director nomination is permitted to be submitted to such respective Fund for such Fund’s 2026 Annual Meeting of Shareholders (calculated and applied separately with respect to each of EMO, CEM and CTR, each a respective, “Effective Period”), it will not, and will cause its respective principals, directors, general partners, members, officers, employees, agents, affiliated persons (as defined in the 1940 Act and which, for the avoidance of doubt, shall exclude the Saba RICs but shall include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by Saba or its affiliated persons) and representatives under Saba’s control (each such persons, a “Saba Entity” or collectively, the “Saba Entities”), and any other persons controlled by or under common control with Saba, Saba Capital Management GP, LLC or Boaz R. Weinstein (such other persons, and excluding the Saba RICs, “Affiliates”), not to, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person take any of the actions set forth below), unless specifically permitted in writing in advance by such Fund and the Adviser, take any of the actions with respect to such Fund or     (and together with the Funds, the “ClearBridge Funds”) as set forth below (the term Fund here forth in this Section 2.1 shall include    ):

(a)   effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to (other than as specifically contemplated by this Agreement):

(i)  any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii)  knowingly encourage or advise any other person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the recommendation of Fund management with respect to the Fund in connection with such matter or encouragement or advice solely amongst Saba and its Affiliates and the Saba Entities);

(iii)  any (i) tender or exchange offer for securities of the Fund (aside from a Tender Offer contemplated by Section 1 of this Agreement or any other tender offer offered by each Fund to all shareholders), or any merger, consolidation, business combination or acquisition or disposition of assets (collectively, a “Merger”) of the Fund (other than a proposal by the board of directors of a Fund in connection with a prospective Merger), or (ii) recapitalization, restructuring, open-ending, liquidation, dissolution or other similar extraordinary transaction with respect to each Fund (it being understood that the foregoing shall not restrict any person (including Saba and its Affiliates) from tendering Common Shares, receiving payment for Common Shares or otherwise participating in any such transaction on the same basis as other shareholders of the Fund or from participating in any such transaction that has been approved by the respective Fund’s board of directors, subject to the terms of this Agreement);

(iv)  engage, directly or indirectly, in any short sale that derives substantially all of its value from a decline in the market price of the Fund (for the avoidance of doubt, Saba may short sell broad based indices);

(b)  form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of Saba and its Affiliates and the Saba Entities) with respect to the securities of the Fund or in connection with seeking the election or removal of any director of the Fund;

(c)  deposit any securities of the Fund in any voting trust or subject any securities of the Fund to any arrangement or agreement with respect to the voting of the securities of the Fund, including, without limitation, lend any securities of the Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Fund or to sell such securities, other than any such voting trust, arrangement or agreement solely among the members of Saba and its Affiliates and the Saba Entities;

(d)  seek, alone or in concert with others, (i) election or appointment to, or representation on, the board of directors of the Fund, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the board of directors of the Fund, or (ii) the removal or resignation of any member of the board of directors of the Fund, or knowingly encourage any such actions in clause (i) or (ii) specifically with regard to the Fund;

(e)  make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 2.1 and Section 2.2) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the applicable Effective Period;

(f)  make a request for a shareholder list or other books and records of the Fund under Maryland, New York or Delaware law or any other statutory or regulatory provision;

(g)  seek to control or influence the Adviser, the Sub-Adviser (each, solely with respect to the Fund), the board of directors of each Fund or policies of each Fund to control or influence the Adviser, the Sub-Adviser (each, solely with respect to the Fund) or the board of directors of the Fund, or the policies of the Fund;

(h)  institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving the Fund or any of the current or former directors or officers (each solely in their capacity as a director or officer of the Fund) (including derivative actions) of such Fund; provided, however, that for the avoidance of doubt, the foregoing shall not prevent Saba Entities from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Fund against Saba, the Saba Private Funds or their respective Affiliates, (C) bringing litigation to enforce its rights with respect to claims that arise out of acts or omissions that occur after the date of the Agreement, or (D) responding to or complying with a validly issued legal process;

(i)  make any public statement or public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the board of directors of the ClearBridge Funds, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of the ClearBridge Funds, (iii) any other material change in the Fund’s management, business or corporate structure with respect to the Fund, or (iv) any waiver, amendment or modification to the charter or bylaws of the ClearBridge Funds;

(j)  enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(k)  publicly request (x) that the Fund, the board of directors of the Fund or any of their respective representatives amend or waive any provision of this Section 2.1 (including this sentence) or (y) the board of directors of the Fund to specifically invite Saba or any of its Affiliates to take any of the actions prohibited by this Section 2.1.

Nothing in this Section 2.1 shall be deemed to prohibit Saba and its Affiliates from communicating privately with the directors, officers, and advisors of any Fund (including the Adviser or Sub-Adviser) so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party. In addition, the covenants set forth in this Section 2.1 shall not be deemed to prevent the voting of any Common Shares held by a Saba RIC proportionately in accordance with the method prescribed in the second clause of Section 12(d)(1)(E)(iii)(aa) of the 1940 Act (“Mirror Voting”) and/or in accordance with the proxy voting policy of a Saba RIC or prevent the Saba RICs from taking or failing to take any other action during the Effective Periods. Notwithstanding anything herein to the contrary, any restrictions on Saba in connection with or as it relates to     shall no longer be in force upon the conclusion of any Effective Period.

2.2  Saba covenants and agrees that during each Effective Period, it will, and will cause its Affiliates and the Saba Entities (with the exception of the Saba RICs) to:

(a)  appear by proxy or otherwise at any annual or special meeting of shareholders of the applicable Fund, including for the avoidance of doubt the 2024 Annual Meeting and a meeting of shareholders related to the approval of a Merger between or among CEM, CTR, EMO and/or     and to cause all shares it and the Saba Entities beneficially own as of the record date for such meeting to be counted as present thereat for purposes of a quorum; provided that such merger is effected after the Tender Offer expires; and

(b)  except for any action that would be in contravention of this Agreement, vote or cause to be voted at any annual or special meeting of shareholders of the applicable Fund, including for the avoidance of doubt the 2024 Annual Meeting and a meeting of shareholders related to the approval of a Merger of two or more Funds, all of the shares it and the Saba Entities beneficially own as of the record date for such meeting (i) in favor of any proposal with respect to which the board of directors of the applicable Fund recommends a vote in favor of such proposal (including in favor of election of the nominees of the board of directors of the applicable Fund for election as a director of the Fund and in favor of the approval of a Merger of two or more Funds) and (ii) against any proposal with respect to which the board of directors of the applicable Fund recommends a vote against such proposal or any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the board of directors of the applicable Fund (including regarding the election of the nominees of the board of directors of a Fund or a shareholder proposal submitted to a Fund pursuant to Rule 14a-8 of the Exchange Act or otherwise). For the avoidance of doubt, if Saba lends any Common Shares to any third party, Saba shall recall any such stock loan in advance of the record date for any vote of or consent by the shareholders of a Fund so that Saba shall have full voting rights with respect to all such loaned shares (except for the Saba RICs).

2.3  Upon the written request of a Fund, which shall be no more frequently than once each fiscal year of the Fund, Saba will notify the Fund in writing of the number of Common Shares beneficially owned by it and its Affiliates and the Saba Entities. Saba shall take all actions practical to prevent its present and future general partners, members, directors, officers and Affiliates, and any Saba Entity, from engaging in conduct otherwise prohibited by this Agreement.

2.4  Saba represents and warrants as follows:

(a)  It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)  This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against Saba in accordance with its terms.

(c)  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d)  Saba beneficially owns, directly or indirectly, and has the power to vote all the Common Shares as described in the recitals to this Agreement (except for shares of the Saba RICs, which shall be subject to Mirror Voting in accordance with the respective proxy voting policies in place for each Saba RIC), and its ownership of Common Shares has at all times complied with applicable provisions of the 1940 Act.

(e)  As of the date hereof, neither Saba nor any of its Affiliates is a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the Common Shares.

2.5   Each of the ClearBridge Funds, the Adviser and the Sub-Adviser each represent and warrant as follows:

(a)  It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)  This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c)  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

Section 3. Public Announcement

3.1  No later than one business day following the date of this Agreement, each Fund shall issue one press release substantially in the form attached as Exhibit A (the “Fund Press Release”), Saba shall issue one press release substantially in the form attached as Exhibit B (the “Saba Press Release” and, together with each Fund Press Release, the “Press Releases”), and no party shall make any public statement inconsistent with the Press Releases during each Effective Period in connection with the announcement of this Agreement. No party shall issue additional press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other party except as provided below. Nothing in this Agreement shall prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by any Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer tender offer conducted under Section 13(e)(1) of, or pursuant to Schedule TO under, the Exchange Act, (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or as otherwise legally required and (c) subject to Section 5.1 of this Agreement, any Party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement.

3.2   Saba shall promptly prepare and file an amendment to its applicable Schedule 13D filed with the U.S. Securities and Exchange Commission (“SEC”) for each Fund reporting the entry into this Agreement (which will not contain any statement inconsistent with the Press Releases and the Item 4 disclosure set forth therein will be in a form materially consistent with the draft previously provided to each Fund). Saba shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendments.1

[1]	Note: The Fund is not obligated to and will not file this Agreement with the SEC.

3.3   Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that each Fund may not effect a merger (except pursuant to Section 2.2(a) and such merger will not close prior to the payout of such Tender Offer proceeds), reorganization with another registered investment company (whether or not each Fund is the surviving company) nor issue additional shares at any time before the payment of each Tender Offer proceeds.

Section 4. Termination

4.1  Notwithstanding anything herein to the contrary, if a Fund fails to complete its Tender Offer and distribute the proceeds in cash to the participating shareholders before June 30, 2024 as set forth herein, this Agreement shall, with respect to such Fund and     only, no longer be binding on Saba, the Saba Private Funds and their respective Affiliates and Saba, the Saba Private Funds and their respective Affiliates reserve all rights to seek appropriate relief.

4.2  Otherwise, this Agreement shall remain in full force and effect until the earlier of:

(a)  the end of each Effective Period;

(b)  such other date as may be established by mutual written agreement of each Fund, the Adviser, the Sub-Adviser and Saba; and

(c)  upon ten (10) business days’ prior written notice by Saba or one of its Affiliates following any such material breach of this Agreement by a Fund if such breach has not been cured within such notice period, provided that Saba is not in material breach of this Agreement at the time such notice is given.

4.3  Sections 6 and 7 will survive the termination of this Agreement. No termination pursuant to Section 4.1 relieves any Party from liability for any breach of this Agreement prior to such termination.

Section 5. No Disparagement

5.1  During the respective Effective Periods, each (as applicable) ClearBridge Fund, the Adviser, the Sub-Adviser and Saba shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, trustees, members, general partners, officers, agents, advisors, and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of such statements or announcements by Saba: the ClearBridge Fund or any of its affiliates, subsidiaries or advisors (including the Adviser and the Sub-Adviser) solely as it relates to their advising and sub-advising of the ClearBridge Fund, or any of its or their respective current or former officers, directors or employees solely as it relates to their advising and sub-advising of the ClearBridge Fund (including, without limitation, any statements or announcements regarding a ClearBridge Fund’s strategy, operations, performance, products or services), and (b) in the case of statements or announcements by a ClearBridge Fund, the Adviser or the Sub-Adviser: Saba and its Affiliates, subsidiaries or advisors, or any of its or their respective principals, directors, members, general partners, officers, or employees or any person who has served in any such capacity with respect to Saba and Saba’s advisors.

Section 6. Miscellaneous

6.1  Specific Performance. Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

6.2  Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

6.3  Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

6.4   Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

6.5   Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

If to a Fund, to:

ClearBridge MLP and Midstream Fund Inc.

ClearBridge MLP and Midstream Total Return Fund Inc.

ClearBridge Energy Midstream Opportunity Fund Inc.

280 Park Avenue, 8th Floor

New York, New York 10022

Attention: Jane E. Trust

President and Chief Executive Officer

Email: jane.trust@franklintempleton.com

with a copy to (which copy shall not constitute notice):

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Attention: David W. Blass and Ryan P. Brizek

Email: David.Blass@stblaw.com

Ryan.Brizek@stblaw.com

If to the Adviser, to:

Franklin Templeton Fund Adviser, LLC

280 Park Avenue, 8th Floor

New York, New York 10022

Attention: Thomas C. Mandia

Secretary

If to the Sub-Adviser, to:

ClearBridge Investments, LLC

620 Eighth Avenue, 47th Floor

New York, New York 10018

Attention: Jasna B. Dolgov

General Counsel

If to Saba, to:

Saba Capital Management, L.P.

405 Lexington Avenue, 58th Floor

New York, NY 10174

Attention: Michael D’Angelo

Email: Michael. D’Angelo@sabacapital.com

6.6  Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.7  Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

6.8  Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

6.9  Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those categories of persons specifically enumerated herein, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Parties. Any such attempted assignment will be null and void.

6.10  Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

6.11  Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party by reason of the foregoing shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

6.12  Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

[Signature Pages Follow]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

ClearBridge MLP and Midstream Fund Inc.

/s/ Jane E. Trust
Name:	Jane E. Trust
Title:	President and Chief Executive Officer

ClearBridge MLP and Midstream Total Return Fund Inc.

/s/ Jane E. Trust
Name:	Jane E. Trust
Title:	President and Chief Executive Officer

ClearBridge Energy Midstream Opportunity Fund Inc.

/s/ Jane E. Trust
Name:	Jane E. Trust
Title:	President and Chief Executive Officer

Franklin Templeton Fund Adviser, LLC

/s/ Jane E. Trust
Name:	Jane E. Trust
Title:	President and Chief Executive Officer

ClearBridge Investments, LLC

/s/ Jasna B. Dolgov
Name:	Jasna B. Dolgov
Title:	General Counsel

Saba Capital Management, L.P.

/s/ Michael D’Angelo
Name:	Michael D’Angelo
Title:	General Counsel